Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Savers Value Village, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.000001 per share	457(a)	4,072,915	$18	$73,312,470	0.00011020	$8,079.03	—	—	—	—
		Total Offering Amounts						$73,312,470
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$8,079.03

(1)

Represents only the additional number of shares of the Registrant’s common stock being registered, including shares of the Registrant’s common stock which underwriters have the option to purchase to cover over-allotment, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (Registration No. 333-261850) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on June 28, 2023.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)

The Registrant previously registered 21,562,500 shares of its common stock on the Registration Statement, for which the Registrant previously paid a filing fee of $40,395.19. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $73,312,470 is hereby registered.